UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 24, 2014

HEARTWARE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 Newbury Street, Suite 101

Framingham, MA 01701

(Address of principal executive offices)

Registrant’s telephone number, including area code:

508.739.0950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On February 24, 2014, the Compensation Committee of the Board of Directors of HeartWare International, Inc. approved 2014 merit adjustments in base salary, 2013 annual incentive compensation, 2014 annual incentive opportunity and 2014 annual equity awards for our executive officers, including our named executive officers or NEOs. Merit adjustments for NEOs were based on a review of benchmarking data for similarly situated companies previously provided by Pearl Meyer & Partners, the Committee’s independent compensation consultants, as well as individual and corporate performance. The base salary for 2014 of Mr. Godshall, our chief executive officer, was increased from $543,000 to $562,000, Mr. McAree, our chief financial officer, from $325,000 to $337,000, Mr. Knopf, our general counsel, from $330,000 to $342,000, Mr. Schuermann, our global head of sales and marketing, from $302,000 to $316,000, and Mr. LaRose, our chief scientific officer, remained the same at $333,000. Annual incentive compensation for 2013 was based on partial achievement of corporate performance objectives and achievement of individual performance goals. Mr. Godshall’s incentive award was set at $273,000, Mr. McAree’s at $104,000, Mr. LaRose’s at $96,000, Mr. Knopf’s at $103,000 and Mr. Schuermann’s at $100,000. Additionally, to align with market data, the target opportunity for 2014 annual incentive compensation was increased for Mr. Godshall from 75% to 80% of his base salary and for Messrs. Knopf, McAree and Schuermann from 40% to 45% of their base salaries. Due to a shift in the scope of job responsibilities, the 2014 target opportunity for Mr. LaRose was decreased from 50% to 40% of his base salary. Equity awards were granted in the form of restricted stock units with eighty percent vesting in equal installments on the first four anniversaries of the grant date and twenty percent vesting upon the achievement of a common corporate strategic performance milestone. Mr. Godshall was awarded 27,500 units, Mr. McAree 6,968 units, Mr. LaRose 6,000 units, Mr. Knopf 6,000 units and Mr. Schuermann 8,558 units.

Additional information regarding our executive compensation program including these actions approved by the Compensation Committee will be included in our 2014 proxy statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.

Date: February 26, 2014	By:	/s/ Lawrence J. Knopf
		Name:	Lawrence J. Knopf
		Title:	Senior Vice President and General Counsel